Exhibit 10

AMENDED AND RESTATED COLLATERAL AGREEMENT
Amended and Restated as of November 30, 2012

This Amended and Restated Collateral Agreement (this “Agreement”), made as of November 30, 2012, amends and restates that certain Collateral Agreement (“Collateral Agreement”) dated as of October 2, 2009 between Valhi Holding Company, a Delaware corporation (“VHC”), and Contran Corporation, a Delaware corporation that is an indirect parent corporation of VHC (“Contran”).

Recitals

A.           Contran, as borrower, has entered into a Credit Agreement dated as of October 2, 2009 with PlainsCapital Bank, a Texas state bank (“PlainsCapital”), individually and as agent (in such capacity, the “Agent”) for the Lenders and the L/C Issuer that are from time to time parties to such agreement, and as such agreement has been amended from time to time (the “Credit Agreement”).  Capitalized terms used in this Agreement that are not defined herein shall have the meanings assigned to those terms in the Credit Agreement. The Lenders and the L/C Issuer are referred to herein collectively as the “Credit Parties.”

B.           The Credit Agreement required VHC, in consideration of this Agreement and the direct and indirect economic benefits VHC will derive from the making of the Loans and other financial accommodations provided to Contran by the Credit Parties pursuant to the Credit Agreement, to enter into a:

•
Guaranty Agreement for the benefit of the Agent and the Credit Parties whereby VHC guarantees payment and performance of all present and future debts, liabilities, and obligations of Contran to the Credit Parties under the Credit Agreement and documents executed in connection therewith (the “Guaranty Agreement”);  and

•	Pledge and Security Agreement dated October 2, 2009 with PlainsCapital, individually and as the Agent (the “Pledge Agreement”).

C.           Contran, PlainsCapital, individually and as the Agent, VHC and First Southwest Company have agreed to enter into a Loan Modification Agreement dated November 30, 2012 (the “Loan Modification Agreement”).

D.           The Loan Modification Agreement requires, among other things, the release of all shares of the common stock of Titanium Metals Corporation (the “TIMET Shares”) on deposit in the Pledged Account (as defined in the Loan Modification Agreement) upon the receipt of not less than 30.0 million shares (the “Valhi Shares”) of the common stock of Valhi, Inc. (“Valhi”) for deposit in the Pledged Account, which shares shall constitute Additional Collateral.

Agreement

In consideration of the mutual premises, representations and covenants herein contained, the parties hereto mutually agree that the Collateral Agreement shall be amended and restated as follows:

Section 1.  The Pledge. VHC has previously already entered into the Guaranty Agreement and the Pledge Agreement, and agrees to enter into the Loan Modification Agreement and pledge the Valhi Shares pursuant to the Pledge Agreement by depositing such Valhi Shares into the Pledged Account.

Section 2.  The Pledge Fee. As consideration for entering into the Guaranty Agreement, the Pledge Agreement and the Loan Modification Agreement, and as consideration for delivering (x) the Valhi Shares (or the TIMET Shares prior to the date hereof) and (y) any other shares of Valhi common stock, or any other marketable securities, that VHC may deposit into the Pledged Account in the future upon the request of Contran (collectively, such Valhi Shares, TIMET Shares, additional shares of Valhi common stock and any other marketable securities, the “Aggregate Collateral”), and except as otherwise provided in this Section, beginning with the calendar quarter commencing on October 1, 2012, Contran shall pay to VHC on the first business day following March 31, June 30, September 30 and December 31 (each such day, a “Fee Determination Date”) of each year a quarterly fee equal to 0.125% of the value of the Aggregate Collateral actually pledged by VHC pursuant to the Pledge Agreement, based on the average daily closing sales price per share for such Valhi Shares, TIMET Shares or other marketable securities, as applicable, as reported on the New York Stock Exchange or such other principal exchange or other market quotation system on which securities may then trade for the quarter ended on such Fee Determination Date, and the average number of Valhi Shares, TIMET Shares or other marketable securities, as applicable, so pledged.  Where applicable, including but not limited to the termination of this Agreement, the fee will be prorated based on the portion of the calendar quarter in which the Valhi Shares, TIMET Shares or other marketable securities, as applicable, have been pledged, and the average daily closing sales price per share for such Valhi Shares, TIMET Shares or other marketable securities, as applicable, for such partial quarter.

Section 3.  Indemnification. Contran agrees to indemnify VHC against any loss or incremental cost resulting from the pledge of the Aggregate Collateral, as applicable, under the Pledge Agreement or VHC’s obligations under the Guaranty Agreement.

Section 4. Termination. Upon the termination of the Pledge Agreement, the pledge of the Valhi Shares, TIMET Shares or other marketable securities, as applicable, shall terminate and the Contran shall cause all stock certificates representing the shares and the related stock powers to be returned to VHC or returned to VHC electronically.

Section 5. Applicable Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the state of Texas, without giving effect to any choice of law or conflict of law provision or rule (whether of the state of Texas or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the state of Texas.

Executed as of the date first above written.

Contran Corporation	Valhi Holding Company
By: /s/ Gregory M. Swalwell Gregory M. Swalwell, Vice President	By:/s/ John St. Wrba John St. Wrba, Vice President